Exhibit 99.1

News
For Immediate Release

Contact:	Bill Hughes	Darcie Peck
	Corporate Communications	Investor Relations
	(203) 319-4732	(203) 319-4766
	bhughes@imshealth.com	dpeck@imshealth.com
IMS Health Terminates Shareholder Rights Plan
FAIRFIELD, CT, Feb. 16, 2006 — IMS Health (NYSE: RX), the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced that the company’s Board of Directors has voted to terminate the shareholder rights plan, commonly known as a “poison pill.” Additionally, the company has established a new policy that requires shareholder approval for any further shareholder rights plan either prior to, or within twelve months of adoption.
     “The decision to terminate the plan and establish a new policy reflects our ongoing commitment and responsiveness to our shareholders,” said David R. Carlucci, IMS chief executive officer and president.
      The Board’s action today will accelerate the expiration of the company’s current shareholder rights plan, which was scheduled to expire in June 2008. The shareholder rights plan being terminated was originally adopted in 1998 at the time IMS Health began trading publicly.
About IMS
     Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $1.8 billion in 2005 revenue and more than 50 years of industry experience, IMS offers leading-edge business intelligence products and services that are integral to clients’ day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed care and over-the-counter offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.
Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although IMS Health believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (ii) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms, (iii) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, (iv) regulatory, legislative and enforcement initiatives, particularly in the areas of medical privacy and tax, (v) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, and (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health’s customers operate. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company made from time to time with the Securities and Exchange Commission.